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                                                                       EXHIBIT 5
                               ALTHEIMER & GRAY
                                  SUITE 4000
                             10 SOUTH WACKER DRIVE
                         CHICAGO, ILLINOIS  60606-7482
                                 (312) 715-4000



                                April 17, 2001

Danka Business Systems PLC
11201 Danka Circle North
St. Petersburg, FL  33716


Re:  Danka Business Systems PLC
     9% Senior Subordinated Notes due April 1, 2004 and
     10% Subordinated Notes due April 1, 2008

Ladies and Gentlemen:

1. This opinion is given in connection with the registration by Danka Business Systems PLC (the "Company") under the United States Securities Act of 1933, as amended (the "Securities Act"), of up to $13,324,894.38 in principal amount of new 9% senior subordinated notes due April 1, 2004 (the "new 9% notes") and up to $200,000,000 in principal amount of new 10% subordinated notes due April 1, 2008 (the "new 10% notes") to be issued by the Company in connection with an offer by the Company (the "Exchange Offer") to exchange the new 9% notes and the new 10% notes for up to $200,000,000 in principal amount of the Company's 6.75% convertible subordinated notes due April 1, 2002 (the "old notes"). This opinion is being delivered at the request of the Company in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

2. We have examined and relied on copies of such corporate records of the Company and other documents, including the Registration Statement on Form S-4 filed by the Company, and reviewed such matters of law as we have deemed necessary or appropriate for the purpose of this opinion.

3. Based on the foregoing, and subject to the qualifications set forth herein, we are of the opinion that:

(a) Upon the issuance, execution and delivery of the new 9% notes by the Company in exchange for old notes on the terms of the Exchange Offer, and assuming the due authentication and delivery of the new 9% notes by the trustee for the new 9% notes in accordance with the indenture for the new 9% notes, the new 9% notes will constitute the valid and legally binding obligations of the Company and will be enforceable against the Company in accordance with their terms.

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(b)  Upon the issuance, execution and delivery of the new 10% notes by the
     Company in exchange for old notes on the terms of the Exchange Offer, and assuming the due authentication and delivery of the new 10% notes by the trustee for the new 10% notes in accordance with the indenture for the new 10% notes, the new 10% notes will constitute the valid and legally binding obligations of the Company and will be enforceable against the Company in accordance with their terms.

4. The opinion as to the binding effect and enforceability of the new 9% notes and the new 10% notes are subject to the qualifications that such binding effect and enforceability may be limited by (a) any applicable bankruptcy, insolvency, fraudulent conveyance or transfer, equitable subordination, reorganization, moratorium or similar law and judicial decisions affecting creditors' rights generally, and (b) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

5. This opinion is limited to English law applied by the courts of England and Wales and is given on the basis that it is governed by, and will be construed in accordance with, English law. We have made no investigation of the laws in any jurisdiction other than England and the United Kingdom as they are applicable thereto and neither express nor imply any opinion as to any other laws. We have assumed that none of the opinions expressed herein would be affected by the laws (including public policy) of any jurisdiction outside England and Wales.

6. This opinion is expressed as of the date hereof and we assume no responsibility to update this opinion.

7. This opinion is strictly limited to matters dealt with herein and does not extend to and is not to be read as extending by implication to any other.

8. We hereby consent to filing of this opinion as an exhibit to the Registration Statement and to use of our name under the caption "Legal Matters" in the Prospectus that is a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                    Very truly yours,

                                    /s/  Altheimer & Gray

                                    Altheimer & Gray

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